Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Investor Relations
(713) 726-5376
IR@flotekind.com

Flotek Industries, Inc. Announces Second Quarter, 2016 Financial and Operating Results and Conference Call Information

•	Revenue for the second quarter, 2016 was $72.3 million, slightly higher than first quarter, 2016 revenue and 16.9% lower than second quarter, 2015 revenue. During the three months ended June 30, 2016, total average North American active drilling rig count decreased 53.2% when compared to the same period of 2015. Sequentially, total average North American active drilling rig count decreased by 35.1% when compared to the first quarter, 2016.

•	For the three months ended June 30, 2016, Flotek reported a net loss of $2.3 million or $(0.04) per common share (fully diluted).

•	CnF® sales volumes increased 16.2% (revenues increased 7.9%), compared to the three months ended June 30, 2015. CnF® sales volumes decreased 12.5% (revenues decreased 13.6%) on a sequential basis.

HOUSTON, July 26, 2016 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company”) (FTK) today announced results for the three months ended June 30, 2016.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported revenue for the three months ended June 30, 2016, of $72.3 million, a decrease of $14.7 million, or 16.9%, compared to the same period of 2015. The decrease in revenue was driven by the continued decline in drilling activity, as indicated by the 53.2% reduction in average North American rig count for the three months ended June 30, 2016, versus the same period of 2015. Sequentially, revenue increased slightly despite the 35.1% decrease in total average North American active drilling rig count when compared to the first quarter, 2016.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

Flotek reported a Loss from Operations of $2.7 million for the quarter ended June 30, 2016.

The Company recorded an income tax benefit of $1.2 million, for the three months ended June 30, 2016.

For the quarter ended June 30, 2016, the Company reported a net loss of $2.3 million or $(0.04) per common share (fully diluted), compared to net income (excluding non-cash impairment charges) of $1.1 million, or $0.02 per common share (fully diluted) in the second quarter of 2015.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or adjusted EBITDA (a non-GAAP measure of financial performance), for the quarter ended June 30, 2016, was $0.5 million, compared to $6.4 million for the quarter ended June 30, 2015.

For the quarter ended June 30, 2016, Flotek’s non-cash share-based compensation expense was approximately $3.4 million ($2.2 million, net of tax at 35%). For the quarter ended June 30, 2015, non-cash share-based compensation was $3.4 million ($2.2 million, net of tax at 35%).

A presentation of non-cash share based compensation and a reconciliation of GAAP net income to adjusted EBITDA can be found at the conclusion of this release. Management believes that adjusted EBITDA provides useful information to investors to assess and understand operating performance.

Consolidated gross margin decreased to 33.1% for the quarter ended June 30, 2016, from 33.6% for the corresponding 2015 period.

“While the oilfield market continued to search for a cyclical bottom in the second quarter, the women and men of Flotek continued to work diligently to post industry-leading results in a very difficult environment,” said John Chisholm, Flotek’s Chairman, President and Chief Executive Officer. “Typically our most challenging quarter in any environment due to the seasonal break-up in Canada, we continued to gain international traction, especially in the Middle East, worked hard to maintain momentum with our leading-edge customized, precision chemistry in North America and returned a sense of stability to our downhole and production technologies

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

businesses both here and abroad. Additionally, after a challenging April, Flotek’s chemistry business experienced consistent and noticeable improvement through the balance of the quarter.”

“We are pleased with continued progress in our energy chemistry business and, although the timing of completions pushed modest second quarter revenue opportunities into the third quarter, our activity levels still outpaced overall market activity,” added Chisholm. “While calling cyclical market inflection points is never an exact science, we are beginning to see encouraging signs of market stabilization as well as slow and steadying opportunistic spending by operators. The recovery will not happen all at once but there are encouraging signs that activity planning is beginning to gain traction in the more economically attractive domestic basins. We expect second-half 2016 activity to present greater opportunities than those available in the first six months of the year.”

“We continue to assess strategic opportunities for our non-chemistry energy businesses and are in discussions with a number of parties about a range of options. While there are no guarantees that these discussions will result in any strategic repositioning, we are encouraged by the interest and will continue to pursue and review opportunities that may add value and focus to our overall enterprise.”

“Even with the challenges in the short-term environment, we continue to look ahead optimistically, knowing that such short-term challenges continue to present longer-term opportunities,” added Chisholm. “For example, our focus on Prescriptive Chemistry Management™, our new fluids management effort, led to the opportunity in Argentina (as discussed in our press release earlier this week) and is creating exciting, new domestic opportunities as well. We look ahead to the second-half of 2016 and into 2017 with a sense of optimism that, as the market finds its footing and begins to reaccelerate, Flotek is well positioned to expand its leadership in oilfield chemistry technology, both here and in new global markets.”

“Nothing is likely to showcase Flotek’s talents more than its new Global Research and Innovation Center, scheduled to open in the third quarter,” concluded Chisholm. “Our focus on client collaboration centered on addressing their most arduous challenges will fit nicely with our new, state-of-the art facility which is being completed just as we turn the corner and begin the next renaissance in the oil and gas industry.”

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

A complete review of the Company’s second quarter financial results and quarter-end financial position can be found in the Company’s quarterly report filed with the U.S. Securities and Exchange Commission this afternoon.

Second Quarter 2016 – Segment Results

Energy Chemistry Technologies segment reported revenue of $43.4 million for the three months ended June 30, 2016. Energy Chemistry Technologies revenue for the three months ended June 30, 2016, decreased $13.1 million, or 23.2%, compared to the same period in 2015. Energy Chemistry Technologies revenue for the six months ended June 30, 2016, decreased $15.1 million, or 14.6%, versus the same period in 2015. Segment revenue for the three months ended June 30, 2016, decreased $1.3 million, or 2.9%, compared to first quarter, 2016.

Income from operations of $7.6 million for the Energy Chemistry Technologies segment decreased $4.3 million, or 36.2%, for the three months ended June 30, 2016, compared to the same period of 2015. Income from operations for the Energy Chemistry segment for the six months ended June 30, 2016, decreased $3.1 million, or 16.7%, compared to same period of 2015. Income from operations for the segment decreased $0.4 million, or 5.4%, compared to first quarter, 2016.

Consumer and Industrial Chemistry Technologies (“CICT”) revenue of $20.7 million for the three months ended June 30, 2016, increased $5.2 million, or 33.7%, compared to the same period in 2015. CICT revenue for the six months ended June 30, 2016, increased $10.9 million, or 37.6%, versus the same period in 2015. Segment revenue for the three months ended June 30, 2016, increased $1.6 million, or 8.2%, compared to first quarter, 2016.

Income from operations for the CICT segment of $2.7 million for the three months ended March 31, 2016, was essentially flat compared to the same period of 2015. Income from operations for the CICT segment for the six months ended June 30, 2016, increased $1.0 million, or 20.0%, compared to same period of 2015. Income from operations for the segment decreased $0.7 million, or 20.7%, compared to first quarter, 2016.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

Drilling Technologies reported revenue of $6.4 million for the three months ended June 30, 2016, a decrease of $6.0 million, or 48.3%, relative to the same period in 2015. Drilling Technologies revenue for the six months ended June 30, 2016, decreased $18.2 million, or 58.7%, versus the same period in 2015. Segment revenue for the three months ended June 30, 2016, decreased $0.1 million, or 1.3%, compared to first quarter, 2016.

Loss from operations for the three and six months ended June 30, 2016, decreased by $19.7 million and increased by $20.6 million, respectively, versus the same periods of 2015, primarily resulting from the second quarter 2015 and first quarter 2016 impairment charges. Loss from operations, excluding the 2015 impairment, for the three months ended June 30, 2016, decreased by $0.1 million, versus the same period of 2015, on a 48.3% revenue decrease due to continued operational cost improvements that included lower depreciation expense, a 35% year over year headcount reduction, field location closures, and other cost reduction measures. Loss from operations, excluding impairments, for the six months ended June 30, 2016, increased by $3.7 million, versus the same period of 2015, primarily due to reductions in revenue and pricing pressure that resulted in customer price concessions.

Revenue for the Production Technologies segment of $1.9 million for the three months ended June 30, 2016, decreased by $0.9 million, or 32.0%, from the same period in 2015. Production Technologies revenue for the six months ended June 30, 2016, decreased $2.4 million, or 38.5%, versus the same period in 2015. Segment revenue for the three months ended June 30, 2016, decreased $0.2 million, or 7.6%, compared to first quarter, 2016.

Loss from operations decreased $0.3 million and increased $4.6 million for the three and six months ended June 30, 2016, respectively, versus the same periods in 2015. Loss from operations, excluding impairments, increased by $0.5 million and $1.4 million for the three and six months ended June 30, 2016, respectively, versus the same periods in 2015. These increases were due to lower revenue volume and increased costs as the segment pursues new market strategies.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

Second Quarter, 2016 - Financial Metrics

Accounts receivable, net of the allowance for doubtful accounts, at June 30, 2016, was $45.5 million, compared to $49.2 million at December 31, 2015. The Company’s allowance for doubtful accounts was 1.8% of accounts receivable at June 30, 2016.

Depreciation and amortization expense not included in gross margin, for the quarter ended June 30, 2016, decreased $0.4 million versus the same period of 2015.

Interest and other expense for the three months ended June 30, 2016, increased $0.3 million versus the same period of 2015.

Operational and Project Updates

As noted earlier, Flotek’s chemistry segment continues to gain traction with clients in both domestic and international markets. The Company’s hallmark CnF® completion chemistry, after a slow start to the quarter in April, showed significant recovery in the following two months.

“It is not unusual, as a market searches for a cyclical trough, for intra-quarter results to be uneven and somewhat fickle,” said Chisholm. “Our domestic sales team continues to make meaningful inroads with new prospects and continues to work with existing clients to understand the importance and benefits of appropriate loading and chemistry combinations that will enable and protect the reservoir. We remain pleased with our progress – especially given the challenging operating environment – in spreading the message about the benefit of Flotek’s chemistry to our clients and prospects.”

Flotek’s complete fluid systems package, now branded Prescriptive Chemistry Management™, is beginning to garner the attention of operators both in North America and elsewhere. While in the nascent stages, Flotek’s ability to design complete fluid systems is attractive to operators who understand the benefits of customized fluid systems for specific reservoirs and applications. With the introduction of Pressure reducing FluidTM (PrF™) and in combination with CnF® completion chemistries, Flotek is becoming a premier multi-dimensional provider of

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

specialty oilfield chemistries that can enable and protect E&P companies’ reservoirs around the world. The addition of Flotek’s Global Research and Innovation Center should extend Flotek’s reach as well as extend the depth and breadth of client relationships as the cycle turns the corner and activity begins to accelerate in the coming quarters.

“Cyclical inflection points are not precise nor does the recovery occur in a straight line,” added Chisholm. “And, while we see increasing signs of a pick-up in activity ahead which creates optimism, we maintain a sense of realism regarding the slope of the recovery. We are excited about the future and continue to manage our business to ensure we have the capital resources to capture opportunities as they present themselves in the months ahead.”

Update on Legal Matters

As previously disclosed, the Securities and Exchange Commission is conducting a fact-finding inquiry with which the Company is fully cooperating. Various shareholder lawsuits have also been filed which the Company is seeking to dismiss.

In addition, the special technology committee continues to work with MHA Petroleum Consultants as they complete their analysis on the performance of Flotek’s CnF® completion chemistries in various basins. MHA is completing its review of data in the South Texas and Permian/Delaware Basins with the results to be released soon.

Conference Call Details

Flotek will host a conference call on Wednesday, July 27, 2016, at 7:30 AM CDT (8:30 AM EDT) to discuss its operating results for the three months ended June 30, 2016. To participate in the call participants should dial 800-676-1841 approximately 5 minutes prior to the start of the call.

The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

and independent companies in the domestic and international oilfield service industry. The Company also serves commercial and industrial markets with a portfolio of diverse chemistry technologies. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

Flotek Industries, Inc.

Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings*

	Three Months Ended		Six Months Ended
	6/30/2016	6/30/2015	6/30/2016	6/30/2015
	(in thousands, except per share data)
GAAP Net Income (Loss) and Reconciliation to Adjusted EBITDA (Non-GAAP)
Net Income (Loss) (GAAP)	$(2,280)	$(12,547)	$(32,465)	$(14,062)
Interest Expense	701	420	1,200	828
Income Tax Benefit	(1,192)	(6,483)	(17,630)	(6,889)
Depreciation and Amortization	3,230	4,610	7,519	9,181

EBITDA (Non-GAAP)	$459	$(14,000)	$(41,376)	$(10,942)

Impairment of inventory and long-lived assets	—	20,372	40,435	20,372

Adjusted EBITDA (Non-GAAP)	$459	$6,372	$(941)	$9,430

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$3,398	$3,449	$5,763	$6,910
Less income tax effect at 35%	(1,189)	(1,207)	(2,017)	(2,419)

Stock Compensation Expense, net of tax	$2,209	$2,242	$3,746	$4,491

Weighted Average Shares Outstanding (Fully Diluted)	54,910	54,264	54,827	54,356

Stock Compensation Expense Per Share (Fully Diluted)	$0.04	$0.04	$0.07	$0.08

*	Management believes that adjusted EBITDA for the three and six months ended June 30, 2016, and June 30, 2015, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the impairment of inventory and long-lived assets to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of this item as an indicator of performance, to identify underlying trends in the business and to establish operational goals.

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

Flotek Industries, Inc.

Reconciliation of Earnings Per Share Adjusted For Impairment

	Three Months Ended		Six Months Ended
	6/30/2016	6/30/2015	6/30/2016	6/30/2015
	(in thousands, except per share data)
Reconciliation of Earnings Per Share Adjusted For Impairment
Income (loss) before income taxes (as reported)	$(3,472)	$(19,030)	$(50,095)	$(20,951)
Impairment of inventory and long-lived assets	—	20,372	40,435	20,372

Income (loss) before taxes (excluding impairment)	$(3,472)	$1,342	$(9,660)	$(579)
Income tax benefit (expense)	1,192	(255)	2,765	151

Net income (loss) (excluding impairment)	$(2,280)	$1,087	$(6,895)	$(428)

Earnings (loss) per common share:
Basic earnings (loss) per common share	$(0.04)	$0.02	$(0.13)	$(0.01)
Diluted earnings (loss) per common share	$(0.04)	$0.02	$(0.13)	$(0.01)
Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	54,910	54,624	54,827	54,356
Weighted average common shares used in computing diluted earnings (loss) per common share	54,910	54,957	54,827	54,356

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

Flotek Industries, Inc.

Unaudited Consolidated Balance Sheets

	6/30/2016	12/31/2015
ASSETS
Current assets:
Cash and cash equivalents	$3,840	$2,208
Accounts receivable, net of allowance for doubtful accounts of $828 and $1,189 at June 30, 2016 and December 31, 2015, respectively	45,528	49,197
Inventories, net	78,253	85,492
Income taxes receivable	15,874	4,700
Deferred tax assets, net	3,502	2,649
Other current assets	6,602	7,496

Total current assets	153,599	151,742
Property and equipment, net	80,759	91,913
Goodwill	72,820	72,820
Deferred tax assets, net	—	17,229
Other intangible assets, net	58,166	69,386

TOTAL ASSETS	$365,344	$403,090

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$23,795	$19,444
Accrued liabilities	9,278	12,894
Income taxes payable	—	2,263
Interest payable	185	111
Current portion of long-term debt	50,228	32,291

Total current liabilities	83,486	67,003
Long-term debt, less current portion	14,684	18,255
Deferred tax liabilities, net	526	23,823

Total liabilities	98,696	109,081

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 56,839,682 shares issued and 53,906,902 shares outstanding at June 30, 2016; 56,220,214 shares issued and 53,536,101 shares outstanding at December 31, 2015	6	6
Additional paid-in capital	278,840	273,451
Accumulated other comprehensive income (loss)	(913)	(1,237)
Retained earnings	6,835	39,300
Treasury stock, at cost; 1,881,390 and 1,784,897 shares at June 30, 2016 and December 31, 2015, respectively	(18,478)	(17,869)

Flotek Industries, Inc. stockholders’ equity	266,290	293,651
Noncontrolling interests	358	358

Total equity	266,648	294,009

TOTAL LIABILITIES AND EQUITY	$365,344	$403,090

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

Flotek Industries, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	6/30/2016	6/30/2015	6/30/2016	6/30/2015
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue	$72,319	$87,030	$144,608	$169,904
Cost of revenue	48,398	57,778	95,759	113,625

Gross profit	23,921	29,252	48,849	55,779

Expenses:
Selling, general and administrative	21,982	23,021	47,435	46,588
Depreciation and amortization	2,391	2,797	5,189	5,473
Research and development	2,271	1,670	4,527	3,242
Impairment of inventory and long-lived assets	—	20,372	40,435	20,372

Total expenses	26,644	47,860	97,586	75,675

Loss from operations	(2,723)	(18,608)	(48,737)	(19,896)

Other expense
Interest expense	(701)	(420)	(1,200)	(828)
Other expense, net	(48)	(2)	(158)	(227)

Total other expense	(749)	(422)	(1,358)	(1,055)

Loss before income taxes	(3,472)	(19,030)	(50,095)	(20,951)
Income tax benefit	1,192	6,483	17,630	6,889

Net loss	$(2,280)	$(12,547)	$(32,465)	$(14,062)

Loss per common share
Basic loss per common share	$(0.04)	$(0.23)	$(0.59)	$(0.26)
Diluted loss per common share	$(0.04)	$(0.23)	$(0.59)	$(0.26)
Weighted average common shares:
Weighted average common shares used in computing basic loss per common share	54,910	54,264	54,827	54,356
Weighted average common shares used in computing diluted loss per common share	54,910	54,264	54,827	54,356

Flotek Industries, Inc.	Media Release FOR IMMEDIATE RELEASE	July 26, 2016

Flotek Industries, Inc.

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended
	6/30/2016	6/30/2015
Cash flows from operating activities:
Net loss	$(32,465)	$(14,062)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Impairment of inventory and long-lived assets	40,435	20,372
Depreciation and amortization	7,519	9,181
Amortization of deferred financing costs	205	173
Gain on sale of assets	(714)	(2,023)
Stock compensation expense	5,763	6,910
Deferred income tax benefit	(8,076)	(9,315)
Reduction in (excess) tax benefit related to share-based awards	954	(2,149)
Changes in current assets and liabilities:
Accounts receivable, net	3,915	22,124
Inventories	(9,139)	(16,496)
Income taxes receivable	(11,535)	(1,722)
Other current assets	(543)	1,939
Accounts payable	4,165	(6,033)
Accrued liabilities	(2,153)	159
Income taxes payable	(1,759)	2,232
Interest payable	74	13

Net cash (used in) provided by operating activities	(3,354)	11,303

Cash flows from investing activities:
Capital expenditures	(8,956)	(8,963)
Proceeds from sale of assets	858	2,188
Payments for acquisition, net of cash acquired	—	(1,250)
Purchase of patents and other intangible assets	(205)	(292)

Net cash used in investing activities	(8,303)	(8,317)

Cash flows from financing activities:
Repayments of indebtedness	(3,571)	(6,571)
Borrowings on revolving credit facility	171,397	204,150
Repayments on revolving credit facility	(153,460)	(189,461)
Debt issuance costs	(147)	(10)
(Reduction in) excess tax benefit related to share-based awards	(954)	2,149
Purchase of treasury stock related to share-based awards	(609)	(5,339)
Proceeds from sale of common stock	446	543
Repurchase of common stock	—	(7,260)
Proceeds from exercise of stock options	134	22
Proceeds from noncontrolling interest	—	7

Net cash provided by (used in) financing activities	13,236	(1,770)

Effect of changes in exchange rates on cash and cash equivalents	53	(7)

Net increase in cash and cash equivalents	1,632	1,209
Cash and cash equivalents at the beginning of period	2,208	1,266

Cash and cash equivalents at the end of period	$3,840	$2,475